Exhibit 99.1

CommScope Reports Fourth Quarter Results Consistent with Guidance

– Expects 2016 Adjusted Earnings per Share Growth of 24 Percent at Midpoint of Guidance –

•	Fourth Quarter Performance

•	Sales of $1.14 billion, up 38 percent year over year

•	Adjusted operating income of $196 million, or 17 percent of sales

•	Net loss of $(0.39) per share, reflects purchase accounting charges, transaction and integration costs and other special items

•	Adjusted net income, excluding special items, of $0.42 per diluted share, up 11 percent year over year

•	Adjusted free cash flow of $125 million

•	Calendar Year 2015 Performance

•	Sales of $3.81 billion

•	Adjusted operating income of $730 million, or 19 percent of sales

•	Net loss of $(0.37) per share, reflects asset impairments, purchase accounting charges, transaction and integration costs and other special items

•	Adjusted net income, excluding special items, of $1.86 per diluted share

•	Adjusted free cash flow of $354 million

HICKORY, NC, February 19, 2016—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $1.14 billion and a net loss of $75 million, or $(0.39) per share, for the quarter ended December 31, 2015. Sales rose 38 percent year over year driven by the Broadband Network Solutions (BNS) acquisition. The reported net loss includes costs associated with the BNS acquisition and other special items. Excluding these items, non-GAAP adjusted net income for the fourth quarter of 2015 rose to $83 million, or $0.42 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended December 31, 2014, CommScope reported sales of $828 million and net income of $48 million, or $0.25 per diluted share. Non-GAAP adjusted net income for the fourth quarter of 2014 was $73 million, or $0.38 per diluted share.

“We delivered fourth quarter performance consistent with our outlook by executing well despite continued global macroeconomic uncertainty and foreign exchange rate headwinds,” said President and Chief Executive Officer Eddie Edwards. “In spite of a difficult business environment, we are pleased with the year-over-year adjusted operating margin expansion.

“While 2015 was challenging, it was also a year of dramatic transformation. We successfully financed and completed the acquisition of BNS, which we expect will accelerate our strategy to drive profitable growth. We have entered into attractive adjacent markets and broadened our position as a leading communications infrastructure provider. We continue to execute on our BNS integration plan and are extremely pleased with our progress. Together with BNS, we are confident in our long-term market position in attractive end markets.”

Fourth Quarter 2015 Overview

Fourth quarter 2015 sales grew 38 percent year over year to $1.14 billion, which was consistent with our guidance. Excluding BNS and foreign exchange rate changes, sales declined 6 percent year over year.

Wireless segment sales in the quarter declined 7 percent year over year to $452 million. The year-over-year decrease was due to lower spending by wireless operators in Europe, Middle East and Africa (EMEA) and Asia Pacific regions partially offset by higher sales in North America. Additionally, foreign exchange rate changes had a negative impact of approximately 4 percent on Wireless segment sales in the fourth quarter compared to the prior year period. Wireless adjusted operating income was $80 million, or 18 percent of Wireless sales, for the quarter. Despite lower sales volumes, Wireless adjusted operating margin increased approximately 40 basis points year over year.

Fourth quarter Enterprise segment sales decreased 4 percent year over year to $203 million driven by declines in most major geographic regions except North America, where the company saw solid year-over-year growth. Foreign exchange rate changes had a negative impact of approximately 2 percent on Enterprise segment sales in the fourth quarter of 2015 compared to the prior year period. Despite lower sales volumes, Enterprise adjusted operating income for the quarter rose year over year to $43 million, or 21 percent of Enterprise sales, primarily due to a favorable mix of products sold, including higher fiber sales to data centers.

Fourth quarter Broadband segment sales declined 24 percent year over year to $99 million, down from a strong fourth quarter 2014. Sales, which were affected by our ongoing product pruning, decreased year over year due to lower investment in all major geographic regions. Broadband continues to prune less profitable products from its portfolio in order to improve margins. Foreign exchange rate changes had a negative impact of approximately 1 percent on Broadband segment sales in the fourth quarter of 2015 compared to the prior year period. Broadband adjusted operating income decreased to $11 million, or 12 percent of Broadband sales. The decrease was primarily due to lower sales volumes. Despite the lower sales volumes, Broadband adjusted operating margin increased by more than 150 basis points year over year driven by a favorable mix of products sold, lower material costs and the benefits of cost reduction initiatives and product pruning efforts.

The fourth quarter marks CommScope’s first full quarter of BNS results. BNS sales were $389 million and adjusted operating income was $62 million, or 16 percent of BNS sales. Excluding the impact of foreign exchange rate changes, BNS sales for the fourth quarter declined 1 percent from pro forma fourth quarter 2014 primarily due to lower BNS wireless sales in North America. These decreases were partially offset by significant fiber growth in North America.

GAAP operating income in the fourth quarter of 2015 was $22 million. Adjusted operating income in the quarter, which excludes costs associated with the BNS acquisition and other special items, increased 41 percent year over year to $196 million, which includes BNS adjusted operating income of $62 million.

GAAP net loss of $75 million for the fourth quarter of 2015 compares to GAAP net income of $48 million for the year-ago quarter. Excluding amortization of purchased intangibles, purchase accounting charges, restructuring costs, transaction and integration costs and other special items, fourth quarter adjusted net income increased 14 percent year over year to $83 million. Adjusted earnings were $0.42 per diluted share, up 11 percent year over year.

Calendar Year 2015 Overview

For 2015, sales decreased 1 percent to $3.81 billion, primarily due to declines in the Wireless and Broadband segments partially offset by the addition of the BNS business and growth in the Enterprise segment. Foreign exchange rate changes negatively impacted sales by approximately 3 percent in 2015 compared to the prior year.

Wireless segment sales in 2015 decreased 22 percent year over year to $1.94 billion. Foreign exchange rate changes negatively impacted sales by approximately 5 percent on Wireless segment sales in 2015 compared to the prior year. The year-over-year decline was due to reduced spending by certain wireless operators in North America and EMEA, partially offset by growth in Central and Latin America and Asia Pacific regions. Wireless adjusted operating income was $381 million for the year, or 20 percent of Wireless sales. The year-over-year decline in adjusted operating income was due mainly to lower sales volumes.

For 2015, Enterprise segment sales increased 2 percent year over year to $864 million. Foreign exchange rate changes negatively impacted sales by approximately 1 percent on Enterprise segment sales in 2015 compared to the prior year. The year-over-year growth is primarily due to strong sales of data center fiber solutions and growth in most major geographic regions of the world. Enterprise adjusted operating income for the year increased 23 percent year over year to $205 million, or 24 percent of Enterprise sales. The year-over-year increase is primarily due to higher fiber sales to data centers.

Broadband segment sales in 2015 declined 7 percent year over year to $476 million. Sales decreased year over year primarily due to lower investment in all major geographic regions with the primary decrease in the Central and Latin America region. Broadband continues to prune less profitable products from its portfolio in order to improve operating margins. Foreign exchange rate changes negatively impacted sales by approximately 1 percent on Broadband segment sales in 2015 compared to the prior year. Despite lower sales volume, Broadband adjusted operating income increased 34 percent year over year to $56 million. The adjusted operating margin of 12 percent is an increase of greater than 350 basis points year over year. The increase is due to the benefits of lower material costs, favorable mix of products sold and the benefit of cost reduction initiatives and product pruning efforts.

BNS sales of $530 million and adjusted operating income of $88 million were included in CommScope’s 2015 results. These results are from the acquisition date of August 28, 2015 to December 25, 2015, the fiscal period end of BNS.

GAAP operating income for 2015 was $182 million, while GAAP net loss was $71 million, or $(0.37) per share. Excluding the amortization of purchased intangibles, purchase accounting charges, transaction and integration costs and other special items, the company generated $730 million in adjusted operating income, or 19 percent of sales. Adjusted net income decreased 15 percent to $362 million, or $1.86 per diluted share.

BNS Acquisition Synergies

CommScope had previously expected $150 million in annual synergies from the BNS acquisition by 2018, which included more than $50 million of synergies in 2016. The company now expects to realize more than $75 million of synergies during 2016 and more than $175 million of synergies by 2018. Early integration activities that have been completed include a reorganization of the sales force, announcements of two facility closures and the movement off of certain transition service agreements with TE Connectivity.

Outlook

CommScope management provided the following first quarter 2016 and full year 2016 guidance, which excludes the amortization of purchased intangibles, restructuring costs, transaction and integration costs, purchase accounting and other special items. The first quarter outlook reflects a slow start to the year and assumes relatively stable business conditions.

First Quarter 2016 Guidance:

•	Revenue of $1.075 billion – $1.150 billion

•	Adjusted operating income of $165 million – $195 million

•	Adjusted earnings per diluted share of $0.32 – $0.37, based on 196 million weighted average diluted shares

•	Adjusted effective tax rate of 34 percent – 35 percent

Full Year 2016 Guidance:

•	Revenue of $4.90 billion – $ 5.05 billion

•	Adjusted operating income of $950 million – $1 billion

•	Adjusted earnings per diluted share of $2.25 – $2.35, based on 196 million weighted average diluted shares

•	Adjusted effective tax rate of 34 percent – 35 percent

•	Adjusted free cash flow of more than $425 million

CommScope Investor Day

CommScope is pleased to announce it is hosting an investor day for the financial community at NASDAQ MarketSite, 4 Times Square, New York on Monday, May 16, 2016, at 8:30 a.m. ET. Please see the Investor Relations Events & Presentations page of CommScope’s website at http://ir.commscope.com for registration details and additional information on the event.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call at 8:30 a.m. ET today in which management will discuss fourth quarter 2015 results. The conference call also will be webcast over the Internet.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 30013572. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on the Investor Relations Events and Presentations page at http://ir.commscope.com.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 30013572 and will be available through April 19, 2016. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTx deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; our ability to maintain effective information management systems and to successfully implement major systems initiatives; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to compete in international markets due to export and import controls to which we may be subject; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; cost of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; availability and adequacy of insurance; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; risks of not realizing benefits from research and development projects; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; our ability to integrate the BNS business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for the BNS business; our ability to realize expected growth opportunities and cost savings from the BNS business; and other factors beyond our control. These and other factors are discussed in greater detail in our 2015 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Investor Contact:	News Media Contact:
Jennifer Crawford, CommScope	Rick Aspan, CommScope
+1 828-323-4970	+1 708-236-6568
publicrelations@commscope.com

Source: CommScope

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$1,142,541	$827,895	$3,807,828	$3,829,614

Operating costs and expenses:
Cost of sales	743,511	542,475	2,462,008	2,432,345
Selling, general and administrative	227,101	129,376	687,389	484,891
Research and development	49,146	29,543	135,964	125,301
Amortization of purchased intangible assets	76,905	44,826	220,602	178,265
Restructuring costs, net	18,855	7,590	29,488	19,267
Asset impairments	5,450	(2,133)	90,784	12,096

Total operating costs and expenses	1,120,968	751,677	3,626,235	3,252,165

Operating income	21,573	76,218	181,593	577,449
Other income (expense), net	(7,505)	4,188	(13,061)	(86,405)
Interest expense	(75,909)	(36,526)	(234,661)	(178,935)
Interest income	792	1,345	4,128	4,954

Income (loss) before income taxes	(61,049)	45,225	(62,001)	317,063
Income tax (expense) benefit	(14,098)	2,586	(8,874)	(80,291)

Net income (loss)	$(75,147)	$47,811	$(70,875)	$236,772

Earnings (loss) per share:
Basic	$(0.39)	$0.25	$(0.37)	$1.27
Diluted (a)	$(0.39)	$0.25	$(0.37)	$1.24
Weighted average shares outstanding:
Basic	191,040	187,738	189,876	186,905
Diluted (a)	191,040	192,215	189,876	191,450
(a) Calculation of diluted earnings (loss) per share:
Net income (loss) (basic)	$(75,147)	$47,811	$(70,875)	$236,772

Weighted average shares (basic)	191,040	187,738	189,876	186,905
Dilutive effect of stock options	—	4,477	—	4,545

Denominator (diluted)	191,040	192,215	189,876	191,450

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,
	2015	2014
Assets
Cash and cash equivalents	$562,884	$729,321
Accounts receivable, less allowance for doubtful accounts of $19,392 and $8,797, respectively	833,041	612,007
Inventories, net	441,815	367,185
Prepaid expenses and other current assets	166,900	67,875
Deferred income taxes	—	51,230

Total current assets	2,004,640	1,827,618
Property, plant and equipment, net of accumulated depreciation of $243,806 and $207,342, respectively	528,706	289,371
Goodwill	2,690,636	1,451,887
Other intangible assets, net	2,147,483	1,260,927
Other noncurrent assets	131,166	87,255

Total assets	$7,502,631	$4,917,058

Liabilities and Stockholders’ Equity
Accounts payable	$300,829	$177,806
Other accrued liabilities	371,743	289,006
Current portion of long-term debt	12,520	9,001

Total current liabilities	685,092	475,813
Long-term debt	5,231,131	2,659,897
Deferred income taxes	202,487	339,945
Pension and postretirement benefit liabilities	37,102	29,478
Other noncurrent liabilities	124,099	104,306

Total liabilities	6,279,911	3,609,439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None at December 31, 2015 or 2014	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 191,368,727 and 187,831,389 at December 31, 2015 and 2014, respectively	1,923	1,888
Additional paid-in capital	2,216,202	2,141,433
Retained earnings (accumulated deficit)	(812,394)	(741,519)
Accumulated other comprehensive loss	(171,678)	(83,548)
Treasury stock, at cost: 986,222 shares and 961,566 shares at December 31, 2015 and 2014, respectively	(11,333)	(10,635)

Total stockholders’ equity	1,222,720	1,307,619

Total liabilities and stockholders’ equity	$7,502,631	$4,917,058

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating Activities:
Net income (loss)	$(75,147)	$47,811	$(70,875)	$236,772
Adjustments to reconcile net income (loss) to net cash generated by operating activities:
Depreciation and amortization	104,015	60,638	303,500	259,504
Equity-based compensation	7,610	5,361	28,665	21,092
Deferred income taxes	(9,288)	(1,747)	(101,826)	(33,278)
Asset impairments	5,450	(2,133)	90,784	12,096
Excess tax benefits from equity-based compensation	(5,560)	(828)	(24,754)	(11,411)
Changes in assets and liabilities:
Accounts receivable	109,147	80,821	(6,984)	(18,824)
Inventories	94,646	45,347	162,164	(4,324)
Prepaid expenses and other current assets	(31,693)	(9,776)	(65,271)	1,502
Accounts payable and other accrued liabilities	(79,954)	(88,695)	6,921	(109,922)
Other noncurrent liabilities	(969)	(12,397)	(13,320)	(49,265)
Other noncurrent assets	(2,258)	9,089	(11,966)	715
Other	325	(5,705)	5,022	(15,239)

Net cash generated by operating activities	116,324	127,786	302,060	289,418
Investing Activities:
Additions to property, plant and equipment	(17,079)	(12,051)	(56,501)	(36,935)
Proceeds from sale of property, plant and equipment	3,198	2,963	3,417	4,575
Cash paid for acquisitions, net of cash acquired	(43,515)	(1,620)	(3,000,991)	(41,794)
Proceeds from sales of businesses and long-term investments	—	4,013	2,817	12,761
Cash paid for long-term investments	—	—	—	(15,000)
Other	195	140	646	441

Net cash used in investing activities	(57,201)	(6,555)	(3,050,612)	(75,952)
Financing Activities:
Long-term debt repaid	(116,490)	(2,195)	(619,056)	(1,124,392)
Long-term debt proceeds	—	26	3,246,875	1,315,026
Long-term debt financing costs	(429)	—	(74,319)	(23,257)
Proceeds from the issuance of common shares under equity-based compensation plans	4,297	1,305	25,570	12,052
Excess tax benefits from equity-based compensation	5,560	828	24,754	11,411
Other	(698)	—	(698)	—

Net cash generated by (used in) financing activities	(107,760)	(36)	2,603,126	190,840
Effect of exchange rate changes on cash and cash equivalents	(6,441)	(8,308)	(21,011)	(21,305)

Change in cash and cash equivalents	(55,078)	112,887	(166,437)	383,001
Cash and cash equivalents, beginning of period	617,962	616,434	729,321	346,320

Cash and cash equivalents, end of period	$562,884	$729,321	$562,884	$729,321

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating income, as reported	$21.6	$76.2	$181.6	$577.4

Adjustments:
Amortization of purchased intangible assets	76.9	44.8	220.6	178.3
Restructuring costs, net	18.9	7.6	29.5	19.3
Equity-based compensation	7.6	5.4	28.7	21.1
Asset impairments	5.5	(2.1)	90.8	12.1
Transaction and integration costs	14.8	7.5	96.9	12.1
Purchase accounting adjustments (1)	51.2	—	81.7	(11.9)

Total adjustments to operating income	174.9	63.2	548.2	231.0

Non-GAAP adjusted operating income	$196.4	$139.4	$729.8	$808.4

Income (loss) before income taxes, as reported	$(61.0)	$45.2	$(62.0)	$317.1
Income tax (expense) benefit, as reported	(14.1)	2.6	(8.9)	(80.3)

Net income (loss), as reported	$(75.1)	$47.8	$(70.9)	$236.8
Adjustments:
Total pretax adjustments to operating income	174.9	63.2	548.2	231.0
Pretax amortization of deferred financing costs & OID(2)	5.2	3.2	22.3	32.4
Pretax acquisition related interest (2)	—	—	29.2	—
Pretax loss on debt transactions (3)	—	—	—	93.9
Pretax gains on sale of equity investment (3)	—	(3.5)	(2.7)	(12.3)
Tax effects of adjustments and other tax items(4)	(22.2)	(38.0)	(164.4)	(155.1)

Non-GAAP adjusted net income	$82.8	$72.6	$361.7	$426.7

Diluted EPS, as reported	$(0.39)	$0.25	$(0.37)	$1.24
Non-GAAP adjusted diluted EPS(5)	$0.42	$0.38	$1.86	$2.23

(1)	For the year ended December 31, 2014, includes the reduction in the estimated fair value of contingent consideration payable related to the Redwood acquisition.
(2)	Included in interest expense.
(3)	Included in other income (expense), net.
(4)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect. Adjustments for 2015 also reflect the exclusion of an increase in a valuation allowance.
(5)	Diluted shares used in the calculation of non-GAAP adjusted diluted EPS for the three months and year ended December 31, 2015 are 195.1 million and 194.2 million, respectively.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q4 2015	Q3 2015	Q4 2014	Sequential	YOY
Wireless	$451.7	$475.3	$484.8	(5.0)%	(6.8)%
Enterprise	203.4	227.8	212.5	(10.7)%	(4.3)%
Broadband	99.0	128.5	130.6	(23.0)%	(24.2)%
BNS	388.5	141.1	—	175.3%	NM
Inter-segment eliminations	(0.1)	(0.1)	(0.1)	NM	NM

Total Net Sales	$1,142.5	$972.6	$827.9	17.5%	38.0%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q4 2015	Q3 2015	Q4 2014	Sequential	YOY
Wireless	$80.2	$99.3	$84.0	(19.2)%	(4.5)%
Enterprise	42.7	58.2	42.5	(26.6)%	0.5%
Broadband	11.4	17.7	12.9	(35.6)%	(11.6)%
BNS	62.1	25.8	—	140.7%	NM

Total Non-GAAP Adjusted Operating Income	$196.4	$201.0	$139.4	(2.3)%	40.9%

Sales by Segment

			% Change
	2015	2014	YOY
Wireless	$1,938.5	$2,469.8	(21.5)%
Enterprise	864.4	850.5	1.6%
Broadband	476.1	511.1	(6.8)%
BNS	529.6	—	NM
Inter-segment eliminations	(0.8)	(1.8)	NM

Total Net Sales	$3,807.8	$3,829.6	(0.6)%

Non-GAAP Adjusted Operating Income by Segment

			% Change
	2015	2014	YOY
Wireless	$381.1	$600.3	(36.5)%
Enterprise	205.2	166.6	23.2%
Broadband	55.6	41.5	34.0%
BNS	87.9	—	NM

Total Non-GAAP Adjusted Operating Income	$729.8	$808.4	(9.7)%

NM – Not meaningful

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Year Ended December 31, 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income (loss), as reported	$182.8	$114.0	$17.0	$(132.2)	$181.6
Amortization of purchased intangible assets	93.4	69.4	16.3	41.5	220.6
Restructuring costs, net	7.3	2.6	2.6	17.0	29.5
Equity-based compensation	12.3	7.4	2.8	6.2	28.7
Asset impairments	74.4	5.5	10.9	—	90.8
Transaction and integration costs	10.8	6.2	6.1	73.8	96.9
Purchase accounting adjustments	—	0.1	—	81.6	81.7

Non-GAAP adjusted operating income	$381.1	$205.2	$55.6	$87.9	$729.8
Non-GAAP adjusted operating margin%	19.7%	23.8%	11.7%	16.6%	19.2%

Year Ended December 31, 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income, as reported	$468.1	$99.8	$9.5	$—	$577.4
Amortization of purchased intangible assets	91.3	69.4	17.6	—	178.3
Restructuring costs, net	16.2	0.1	2.9	—	19.3
Equity-based compensation	11.7	6.7	2.7	—	21.1
Asset impairments	4.9	—	7.2	—	12.1
Transaction and integration costs	7.6	3.0	1.5	—	12.0
Purchase accounting adjustments	0.6	(12.5)	—	—	(11.9)

Non-GAAP adjusted operating income	$600.3	$166.6	$41.5	$—	$808.4
Non-GAAP adjusted operating margin%	24.3%	19.6%	8.1%	0.0%	21.1%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Fourth Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income (loss), as reported	$50.4	$16.0	$5.8	$(50.6)	$21.6
Amortization of purchased intangible assets	24.2	17.4	3.9	31.5	76.9
Restructuring costs, net	3.3	2.7	1.2	11.7	18.9
Equity-based compensation	1.7	1.0	0.4	4.4	7.6
Asset impairments	—	5.5	—	—	5.5
Transaction and integration costs	0.5	0.2	0.1	14.0	14.8
Purchase accounting adjustments	—	—	—	51.1	51.2

Non-GAAP adjusted operating income	$80.2	$42.7	$11.4	$62.1	$196.4
Non-GAAP adjusted operating margin%	17.7%	21.0%	11.5%	16.0%	17.2%

Third Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income (loss), as reported	$(2.2)	$39.3	$2.0	$(81.6)	$(42.5)
Amortization of purchased intangible assets	23.1	17.4	3.8	10.0	54.3
Restructuring costs, net	1.3	—	0.2	5.3	6.9
Equity-based compensation	2.1	1.3	0.5	1.8	5.7
Asset impairments	74.4	—	10.9	—	85.3
Transaction and integration costs	0.6	0.3	0.2	59.8	60.8
Purchase accounting adjustments	—	—	—	30.5	30.5

Non-GAAP adjusted operating income	$99.3	$58.2	$17.7	$25.8	$201.0
Non-GAAP adjusted operating margin%	20.9%	25.6%	13.8%	18.3%	20.7%

Fourth Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income, as reported	$47.8	$21.5	$6.9	$—	$76.2
Amortization of purchased intangible assets	23.1	17.4	4.4	—	44.8
Restructuring costs, net	7.5	—	0.1	—	7.6
Equity-based compensation	3.0	1.7	0.7	—	5.4
Asset impairments	(2.1)	—	—	—	(2.1)
Transaction and integration costs	4.7	1.9	0.9	—	7.5

Non-GAAP adjusted operating income	$84.0	$42.5	$12.9	$—	$139.4
Non-GAAP adjusted operating margin%	17.3%	20.0%	9.9%	0.0%	16.8%
Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q4 2015	Q4 2014	Full Year 2015	Full Year 2014
Cash flow from operations	$116.3	$127.8	$302.1	$289.4
Capital expenditures	(17.1)	(12.1)	(56.5)	(36.9)
Capital spending for BNS acquisition integration	1.7	—	12.7	—
Transaction and integration costs	24.5	*	96.1	*
Debt redemption premium	—	—	—	93.9

Adjusted Free Cash Flow	$125.4	$115.7	$354.4	$346.4

*	Not significant

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q4 2015	Q3 2015	Q2 2015	Q1 2015	Q4 2014
Operating income (loss), as reported	$21.6	$(42.5)	$109.4	$93.1	$76.2
Amortization of purchased intangible assets	76.9	54.3	44.6	44.8	44.8
Restructuring costs, net	18.9	6.9	1.9	1.9	7.6
Equity-based compensation	7.6	5.7	10.1	5.3	5.4
Asset impairments	5.5	85.3	—	—	(2.1)
Transaction and integration costs	14.8	60.8	9.9	11.4	7.5
Purchase accounting adjustments	51.2	30.5	—	—	—

Non-GAAP adjusted operating income	$196.4	$201.0	$175.9	$156.5	$139.4

Non-GAAP adjusted operating margin%	17.2%	20.7%	20.3%	19.0%	16.8%
Depreciation	21.9	15.6	11.5	11.6	12.7

Non-GAAP adjusted EBITDA	$218.2	$216.6	$187.4	$168.1	$152.0

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

Note: For the year ended December 31, 2015, as measured pursuant to indentures governing our senior notes and PIK notes, pro forma Adjusted EBITDA was $991.6 million, which included the impact of the BNS and Airvana acquisitions ($163.2 million) and savings from announced cost reduction initiatives ($38.1 million) so that the impact of the acquisitions and cost reduction initiatives are fully reflected in the twelve-month period. See our Form 10-K for further information.

CommScope Holding Company, Inc.

BNS Revenue by Quarter

(Unaudited — In millions)

BNS Revenue by Quarter

2015
PF Q1(1)	$424.9
PF Q2(1)	471.0
PF Q3(1)	415.8
Q4	388.5

Total	$1,700.2

PF 2014(1)
PF Q1	$467.6
PF Q2	504.0
PF Q3	503.2
PF Q4	417.1

$1,891.8

(1)	See Description of Pro Forma Results

Components may not sum to total due to rounding

Pro Forma Results

The pro forma BNS amounts are based on their historical results prepared on a carve-out basis of accounting and, therefore, may not be indicative of the actual results when operated as part of CommScope. The pro forma adjustments represent management’s best estimates based on information available at the time the pro forma information was prepared and may differ from the adjustments that may actually have been required. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized.